EXHIBIT 99.1

Contacts: Investors: Alison Ziegler, Cameron Associates, 212-554-5469 Bill Wells, Guided Therapeutics, 770-242-8723 Ext. 241
5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Guided Therapeutics Reports Second Quarter 2012 Results

Key Highlights:

·	Successful Meeting with FDA on Plan to Move LuViva® PMA Forward
·	Receipt of CE Mark
·	Extended Licensing Agreement with Konica Minolta for Barrett’s Esophagus
·	On Track for International LuViva® Launch Later in 2012
·	Raised $2.5 Million to Date in Warrant Exchange Program

Norcross, GA (August 14, 2012) -- Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced its operating results for the quarter and six months ended June 30, 2012.

Revenue for the second quarter of 2012 was $915,000, compared to $913,000 in the second quarter of 2011. Revenue for the first six months of 2012 was $1.6 million, compared to $1.7 million for the first six months of 2011. The variability in revenue was primarily due to the timing of receipts accrued under the Company’s contract with Konica Minolta. The company also reported sales revenue of $29,000 on the sale of two LuViva® Advanced Cervical Scan demonstration units in the second quarter.

The net loss available to common stockholders for the second quarter of 2012 was $1.2 million, or $0.02 per share, compared to a net loss available to common stockholders of $496,000, or $0.01 per share, in the comparable quarter of 2011. The net loss available to common stockholders for the first six months of 2012 was $2.2 million, or $0.04 per share, compared to a net loss available to common stockholders of $1.2 million, or $0.03 per share, in the comparable period of 2011. The increased loss reported in the three and six month periods ended June 30, 2012 was due primarily to a $342,000 write-off of obsolete materials, due to improved technology and design of LuViva.

Cash on hand, at June 30, 2012, was approximately $1.4 million, as compared to $1.0 million at March 31, 2012. Offsetting the cash outflow from operations in the quarter was a net change from financing activities of $679,000, which primarily represents proceeds received from the exercise of outstanding warrants and options, offset by cash used for a loan repayment. Over 15.9 million, or 56% of eligible warrants had been tendered as part of the Company’s warrant exchange program. Through August 10, 2012, just over 6.2 million of the new warrants issued in the warrant exchange have been exercised, resulting in approximately $2.5 million in cash received by the Company.

At June 30, 2012, the Company had approximately $459,000 of inventory on hand. While the Company is seeking additional funding to support manufacturing and marketing activities, management believes that available capital resources, including funds from partnerships and grants, should be sufficient to support existing operations through the first quarter of 2013.

“We have had a very busy second quarter which led to a very eventful July,” said Mark L. Faupel, Ph.D., Chief Executive Officer and President of Guided Therapeutics. “In addition to the warrant exchange program and extending our licensing agreement with Konica Minolta Technology Center for a third year, we received ISO 60601 Edition 2 notification of CE Mark approval for LuViva.

Guided Therapeutics – 2Q 2012

August 14, 2012

“With the recent receipt of our first CE Mark, we continue to move ahead with our plans to launch internationally later in 2012, while also pacing distributor selection with regulatory activity in the larger Latin American and Asian markets that have lower barriers to entry. As previously announced, we shipped the first of our LuViva demonstration units to Canada in the quarter and together with our distribution partner, CAN-med Healthcare, introduced the product to key physicians at the Annual Clinical Meeting of the Society of Obstetricians and Gynaecologists of Canada in June. We expect to ship additional demo units in the third quarter, in advance of an anticipated product launch later in 2012.”

Dr. Faupel added, “In July, we also met with FDA to determine a path forward for approval of LuViva in the U.S. We believe the meeting was very positive and are moving ahead with an amended PMA filing that will include new analysis of existing clinical data to demonstrate LuViva’s clinical benefit, in light of new cervical cancer screening guidelines adopted earlier this year. We hope to file the amended PMA shortly after the Labor Day holiday. Given the FDA’s timeline and assuming a positive outcome, which of course cannot be guaranteed, it is feasible that U.S. launch could be in 2013.”

Conference Call

Guided Therapeutics will hold a conference call at 11:00 a.m. EDT Wednesday, August 15, 2012, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://www.guidedinc.com/investors.htm or http://www.viavid.net. The live call is also available by dialing (877) 857-6144, or for international callers (719) 325-4765.

A replay of the teleconference will be available on http://www.guidedinc.com/investors.htm. A replay will also be available, until August 22, 2012, by dialing (877) 870-5176, or for international callers (858) 384-5517, and using pin number 8568674.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The Company’s first planned product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta to develop a non-invasive test for Barrett’s Esophagus using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Guided Therapeutics – 2Q 2012

August 14, 2012

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent quarterly reports.

Guided Therapeutics – 2Q 2012

August 14, 2012

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Operations

For the Three Months and Six Months Ended June 30, 2012 and 2011

Three Months Ended Six Months Ended

June 30, June 30,

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except per share data	2012	2011	2012	2011

Revenue
Contract and grant revenue	$915	$913	$1,633	$1,680
Sales – devices and disposables	29	—	29	—
Cost of goods sold	75	—	75	—
Gross loss	(46)	—	(46)	—
Cost and Expenses
Research and development	$898	$619	$1,612	$1,315
Sales and marketing	69	71	139	120
General and administration	1,050	708	1,980	1,470
Total operating expense	$2,017	$1,398	$3,731	$2,905

Operating Loss	$(1,148)	$(485)	$(2,144)	$(1,225)

Interest (Expense) and Other Income	(19)	(11)	(36)	3

Net Loss Attributable to Common Stockholders	$(1,167)	$(496)	$(2,180)	$(1,222)

Basic and Diluted Net Loss per Share	$(0.02)	$(0.01)	$(0.04)	$(0.03)

Basic and Diluted Weighted Average Shares Outstanding	54,077	48,464	53,274	48,159

(In thousands)	June 30, 2012	December 31, 2011
Cash & Cash Equivalents	$1,440	$2,200
Inventory	459	520
Working Capital	(1,003)	162
Total Assets	3,518	4,310
Accumulated Deficit	(87,449)	(85,089)
Stockholders’ Equity	438	1,577

Selected Balance Sheet Data (Unaudited)

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